EXHIBIT 11

   SCHEDULE RE: COMPUTATION OF EARNINGS PER COMMON SHARE*
         (In thousands, except per share amounts)

                                       Three Months Ended
                                      ---------------------
                                      March 30,   March 31,
                                        1997        1996
                                      --------    --------
PRIMARY

Net income                            $ 10,568    $  8,547
                                       -------     -------

Weighted average shares outstanding     22,588      22,637
                                       -------     -------

Primary earnings per share *          $   0.47    $   0.38
                                       =======     =======


FULLY DILUTED

Net income                            $ 10,568    $  8,547
                                       -------     -------
Weighted average shares outstanding     22,588      22,637

Add incremental shares representing:
 Shares issuable upon exercise of stock
  options based on average market price    532         447
                                       -------     -------
Weighted average number of shares,
 as adjusted                            23,120      23,084
                                       -------     -------

Fully diluted earnings per share      $   0.46    $   0.37
                                       =======     =======

Dilutive effect of incremental shares     2.3%        1.9%
                                          ===         ===

* Incremental shares have not been considered in the computation of primary earnings per common share in accordance with generally accepted accounting principles which requires inclusion only when the dilutive effect is greater than 3%.